Exhibit 16.1.

August 14, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by IIOT-OXYS, Inc., formerly known as Gotham Capital Holdings, Inc., a New Jersey corporation (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated August 14, 2017 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey